Exhibit 10 - Minutes of the Annual Meeting of Shareholders

MINUTES of the Annual Meeting of Shareholders of:

Royal Invest International Corp., having its official seat in 595 Fifth Avenue, 4th Floor, New York, New York 10017, The United States of America (hereinafter: the "Company"), held in Amsterdam, The Netherlands on 10 June, 2008.

chairman: Mr. T.P. van Lidth de Jeude
secretary:Mr. A. Alan, company lawyer

The attendance list is attached (Annex).

The chairman opened the meeting and states that the management board of the Company (the “Management Board”) has requested him to preside the meeting due to absence of the CEO of the Company, Mr. J. Gruenbaum.

The chairman stated that the Management Board has advised that the members of the Management Board not present at this meeting, have been given the opportunity to advise on the subjects to be raised for discussion in this meeting.

The chairman established that all the requirements relevant to the convening and holding of General Meetings of Shareholders has been met and that according to the Articles of Association of the Company the meeting can be held in the Company’s European offices at Ditlaar 7, 1066 EE Amsterdam, The Netherlands so that valid resolutions may be adopted in respect of all matters coming up for discussion.

The chairman furthermore stated that the annual accounts of 2007 of the Company (the “Annual Accounts”) are filed according to the relevant laws and legislations and that therefore the content of the Annual Accounts is known to the shareholders of the Company prior to this meeting.

The chairman then opens the discussion on the following subjects:

I - Adoption Annual Accounts 2007 and discharge of the Management

The chairman summarized the headlines of the Annual Accounts such as  the banking facility of € 100,000,000.- from the Bank of Scotland (“BOS”), of which € 80,000,000,- has been used to acquire real estate portfolios for a total amount of  € 108,000,000.- and  the short period (3 days!) of the financial year.

The chairman asked the meeting if there are any questions with respect to the Annual Accounts.  Mr. Leon Janssen claimed that the amount of shares which are being held by Muermans Vast Goed Roermond B.V. as indicated in the Annual Accounts, was not correct.  The chairman took notice of this remark and will investigate this matter.

1.
It is proposed to the meeting to adopt the Annual Accounts and to grant discharge to the managing directors of the Company and the managing director of its subsidiary, Royal Invest Europe B.V. (“RIE”), for their management.

The chairman established that the proposal was unanimously adopted by the meeting.

II – Election of non-executive chairman of the Management Board

The chairman explained to the meeting the principle of the so called one tier board in the United States of America.   Furthermore the chairman explained to the meeting that he is the sole member of the advisory board of RIE (the “Advisory Board”), however the Advisory Board is not an official corporate body of RIE.  In the near future the Advisory Board will be converted to an official corporate body, the supervisory board of RIE (the “Supervisory Board”). Furthermore the chairman explained to the meeting that a so called investment committee will be installed which committee shall have certain powers related to major real estate transactions.  The chairman was asked to accept a position in the Management Board.  The chairman was honoured by the offer, however he emphasised that he can only accept this offer in the event that a directors and officers liability insurance will be arranged by the Company. The chairman stated that the same condition will apply in the near future in the event that the he will be asked to join the Supervisory Board of RIE, if installed.

2.
It is proposed by the managing director of RIE, Mr David Havenaar, to the meeting to appoint Mr. T.P. van Lidth de Jeude as non executive chairman of the Management Board of the Company, as of the execution of the directors and officers liability insurance mentioned earlier.

RIE’s managing director established that the proposal was unanimously adopted by the meeting.

III – Re-election of the Management Board

The chairman explained to the meeting that a CEO for the Company with extensive knowledge of the real estate business is being searched for.

3.	It is proposed to the meeting that the current members of the Management Board: i) Mr. Nathan Lapkin (CFO) and ii) Mr. Jerry Gruenbaum (CEO) shall be re-elected.

The chairman established that the proposal was unanimously adopted by the meeting.

IV – Appointment independent public accountants

The chairman states that the Management Board of the Company has appointed Meyler & Company LLC (“M&C”) as independent public accountants of the Company and proposes to ratify this appointment. The chairman was asked why the Company does not appoint one of the so called “big five” accountants. The chairman explained that M&C already has a lot of experience with the Company for some years and that for the time being, it would be more efficient to work with M&C for another year.

4.	It was proposed to the meeting that Meyler & Company LLC will be appointed as independent public accountants of the Company for the duration of 1 (one) year.

The chairman established that the proposal was unanimously adopted by the meeting.

V – Line of policy, strategy and vision of the Management Board

The chairman stated that the Management Board has the following priorities:

1	to acquire equity in order to finance new real estate transactions and the operational costs of the Company;

2             to increase the real estate portfolio to a value of € 300,000,000.- to ultimately € one Billion; within the coming years.

3             to improve the income of the Company and therefore the cash-flow position of the Company;

4             to add value to the assets of the Company.

Ad 1             the chairman pointed out that this item has the first priority and explained that acquiring finance these days is very difficult. The Management Board has a couple of prospects, however nothing definitive yet.

Ad 2
The chairman expressed that the real estate market is under stress; it is hard to acquire quality real estate objects.  The strategy of the Management Board is to acquire real estate in combination with a share deal (part of the purchase price will be paid in shares).   Furthermore the Management believes in the so called “new market”; purchasing real estate in Eastern Europe, an acquisition in Budapest is already negotiated and can be executed as soon as the Company acquires funding thereto.

Ad 3
The Company’s financial Advisor explained that improvement of the cash-flow position is essential  he furthermore states that although the Company has currently no financial difficulties, there could be a certain field of tension in the near future, because the Company is funded mainly with loan capital and therefore expensive capital.   The Chairman stated that with respect to the funding of the Company the objective is to achieve a 40% - 60% proportion (40% owners equity and 60 % loan capital).

Ad 4	The Chairman explained that this can be reached by further project development in euro denominated countries

VI – Questions before closing

The Chairman was asked if the remaining € 20,000,000, of the BOS loan facility will be used to acquire real estate objects.  The chairman explained that the Company has lined up a transaction and that the BOS is performing an extensive due diligence (which will take some time) before it releases any funds.

The Chairman was asked why the stock price is unstable. The chairman explained that the price is constantly being influenced by so called “free floats”; consequently the stock price will even be influenced  small, insignificant share transactions. The chairman states that issuing more shares will increase the heavy fluctuation of the stock price.

The Chairman was asked if the Company is guarding the stock price and asks how much the net asset value of the shares is. The chairman answers that the Company is putting efforts in stabilizing the fluctuation of the stock price. The chairman states that the current net asset value per share is U$ 0.20,-

The Chairman was asked if there are any Market Makers. The Chairman answers that the Company is working on that subject.

No more business being before the meeting, the chairman closed the meeting.

A copy of these minutes will be sent to the Management Board in order to enable the Management Board to keep record of the resolution(s) adopted and to file the minutes according to the relevant laws and regulations.

These minutes weree adopted on 10 June, 2008 by the chairman and the secretary of the meeting.

ATTENDANCE LIST of the Annual Meeting of Shareholders of:

Royal Invest International Corp., having its official seat in New York, The United States of America, held in Amsterdam, The Netherlands, June 10, 2008.

Shareholders:

Name

Beh. & Expl. Amog B.V.

Marrita Management B.V.

Huco B.V.

G. Bruin, representing Kuiper Holding B.V.

Muermans Vast Goed Roermond B.V.

ECM Hoff Holding B.V

Others (if the chairperson requests them to sign the attendance register):

Name                                                                                                            capacity

Mr. L. Kassing                                                                                       Financial Advisor
Mr. David Havenaar                                                                             Managing Director RIE
Mr. L. Janssen                                                                                       Advisor